Exhibit 4(b)-10
AMENDMENT NO. 9
TO
PPL EMPLOYEE STOCK OWNERSHIP PLAN

WHEREAS, PPL Services Corporation (“PPL”) has adopted the PPL Employee Stock Ownership Plan (“Plan”) effective January 1, 2000; and
WHEREAS, the Plan was amended and restated effective January 1, 2002, and subsequently amended by Amendment No. 1, 2, 3, 4, 5, 6, 7 and 8; and
NOW, THEREFORE, the Plan is hereby amended as follows:
I.	Effective September 17, 2012, Appendix A is amended to read as follows:

Appendix A

Participating Company

Name	Effective Date

1.	PPL Services Corporation	July 1, 2000
2.	PPL Electric Utilities Corporation	January 1, 1975
3.	PPL EnergyPlus, LLC	July 14, 1998
4.	PPL Generation, LLC	July 1, 2000
5.	PPL Brunner Island, LLC	July 1, 2000
6.	PPL Holtwood, LLC	July 1, 2000
7.	PPL Martins Creek, LLC	July 1, 2000
8.	PPL Montour, LLC	July 1, 2000
9.	PPL Susquehanna, LLC	July 1, 2000
10.	PPLSolutions, LLC	January 1, 2002
11.	PPL Telcom, LLC	February 5, 2001
12.	Lower Mount Bethel Energy, LLC	September 30, 2002
13.	PPL Edgewood Energy, LLC	April 1, 2003
14.	PPL Maine, LLC	April 1, 2003
15.	PPL Wallingford Energy, LLC	April 1, 2003
16.	PPL Development Company, LLC	January 1, 2006
17.	PPL Global, LLC	January 1, 2006
18.	PPL Energy Services Group, LLC	September 25, 2006
19.	PPL Interstate Energy Company	January 1, 2008
20.	PPL Strategic Development, LLC	January 1, 2012
21.	PPL EnergyPlus Retail, LLC	June 23, 2011
22.	PPL Energy Supply, LLC	September 17, 2012

II.      Except as provided in this Amendment No. 9, all other provisions of the Plan shall remain in full force and effect.
          IN WITNESS WHEREOF, this Amendment No. 9 is executed this ____  day of _____________, 2012.

PPL SERVICES CORPORATION

By:
Mark F. Wilten
Vice President-Finance & Treasurer